Exhibit 99.1

Contact: Dana Wardwell

Blue Ridge Paper Products Inc.

Phone: (828) 454-0109

Email: wardwd@blueridgepaper.com

Blue Ridge Paper Products, Canton, N.C. Mill Recovering from Ivan Floodwaters

Canton, North Carolina (Bloomberg: bluerd) – September 27, 2004 — On September 17, 2004, Haywood County and Western North Carolina experienced significant flooding as a result of Hurricane Ivan, the second hurricane in less than 10 days to exceed FEMA 100 year flood plain levels.  Haywood County and the Town of Canton have been declared federal disaster areas.

In anticipation of Hurricane Ivan, Blue Ridge Paper Products’ pulp and paper mill located in Canton, North Carolina implemented additional protective measures, including the installation of several temporary pumps.  The preventative measures were successfully managing the floodwaters until the mill lost power from the public utility at approximately 4:00 a.m. on Friday, September 17.  Once the Canton Mill lost power, the mill began flooding and steps were taken to perform an orderly shut down of mill operations.

The Canton Mill initiated the recovery process shortly after the floodwaters began to recede on September 18th.  “Repair work began shortly after the floodwaters receded because, unlike with the Hurricane Frances flooding, we had specialized personnel and equipment on site from the Frances recovery,” stated Rich Lozyniak, CEO of Blue Ridge Paper.

The Canton Mill has resumed full paperboard and partial paper production.  Assuming no further severe weather, full production is expected within a week.  Mr. Lozyniak added, “Given the damage that we received from the two floods, the recovery has been truly outstanding.  Our thanks go to our employees who have made significant personal sacrifices throughout this recovery.  The dedication and perseverance of our people has been inspiring.” Customer shipments from the Canton Mill resumed within 24 hours after the flooding occurred.  The flooding did not damage Blue Ridge’s extrusion or converting facilities.

Management currently estimates that the total impact on 2004 operating income from both floods will range from $10 to $15 million assuming the receipt this year of the majority of the estimated proceeds from insurance claims relating to both Hurricane Frances and Hurricane Ivan. The timing of the receipt of anticipated insurance proceeds will determine the impact between fiscal periods.  To date, the Company has received a partial insurance payment of $5 million from the claims for damage caused by Hurricane Frances.

Headquartered in Canton, North Carolina, Blue Ridge Paper Products Inc. is a leading producer of liquid packaging, envelope and specialty papers, and coated bleached board for food service packaging. Blue Ridge has six plants in five states, including a pulp and paper mill in Canton, North Carolina, an extrusion coating plant in Waynesville, North Carolina, and four DairyPak converting plants in Athens, Georgia; Clinton, Iowa; Olmsted Falls, Ohio; and Richmond, Virginia.

Certain statements in this press release constitute forward-looking statements or statements that may be deemed or construed to be forward-looking statements within the meaning of the Private

Securities Litigation Reform Act of 1995.  The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “would,” “believe” and similar expressions and all statements that are not historical facts are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, which could cause the company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements.  These factors include but are not limited to the following:  changes in underlying paper and packaging prices, raw material prices and demand for our products, and the success of various cost savings initiatives.  These and other risks are more fully discussed in our Registration Statement on Form S-4 relating to the exchange notes, as amended and filed with the SEC.